EXHIBIT 10.25
Addendum A
Southern Community Bank and Trust
Endorsement Split Dollar Agreement

This Endorsement Split Dollar Agreement (this “Agreement”) is entered into as of this 14th day of March , 2007 by and between Southern Community Bank and Trust, a North Carolina-chartered bank (the “Bank”), and Jeff T. Clark, an executive of the Bank (the “Executive”). This Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive’s life if the Executive dies while employed by the Bank, and

Whereas, the Bank will pay life insurance premiums from its general assets.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1
General Definitions

Capitalized terms not otherwise defined in this Agreement are used herein as defined in the Amended Salary Continuation Agreement dated as of the date of this Agreement between the Bank and the Executive. The following terms shall have the meanings specified.

1.1    “Administrator” means the administrator described in Article 7.

1.2    “Executive’s Interest” means the benefit set forth in section 2.2.

1.3    “Insured” means the Executive.

1.4    “Insurer” means each life insurance carrier for which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.5    “Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.6    “Policy” means the specific life insurance policy or policies issued by the Insurer.

1.7    “Split Dollar Policy Endorsement” means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on the Executive’s life.

Article 2
Policy Ownership/Interests

2.1    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s interest is paid according to section 2.2 below.

2.2    Death Benefit. Provided the Executive’s death occurs before the Executive’s Separation from Service, at the Executive’s death the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to 87 % of the Net Death Proceeds (the “Executive’s Interest”). The Executive shall have the right to designate the beneficiary of the Executive’s Interest. The Executive’s Interest shall be extinguished when the Executive’s Separation from Service occurs and the Executive’s beneficiary shall be entitled to no benefits under this Agreement thereafter.

2.3    Option to Purchase. Prior to the Executive’s Separation from Service, the Bank shall not sell, surrender, or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. The option to purchase the Policy shall lapse if not exercised within 60 days after the date the Bank gives written notice of the

Bank’s intention to sell, surrender, or transfer ownership of the Policy. This provision shall not impair the right of the Bank to terminate this Agreement.

2.4    Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

Article 3
Premiums

3.1    Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2    Economic Benefit. The Administrator shall annually determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. section 1.61-22(d)(3)(ii) or any subsequent authority.

3.3    Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 4
Assignment

The Executive may irrevocably assign without consideration all of the Executive’s interest in the Policy and in this Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse. If the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.

Article 5
Insurer

The Insurer shall be bound by the terms of the Policy only. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits, and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims and Review Procedures

6.1    Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for benefits as follows -

   6.1.1    Initiation - written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

   6.1.2    Timing of Administrator response. The Administrator shall respond to the claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

   6.1.3    Notice of decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of the denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.

6.2    Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows -

   6.2.1    Initiation - written request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

   6.2.2    Additional submissions - information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

   6.2.3    Considerations on review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

   6.2.4    Timing of Administrator response. The Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

   6.2.5    Notice of decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7
Administration of Agreement

7.1    Administrator Duties. This Agreement shall be administered by an Administrator, which shall consist of the Board or such committee as the Board shall appoint. The Executive may be a member of the Administrator. The Administrator shall also have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

7.2    Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.3    Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.4    Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

7.5    Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation From Service of the Executive, and such other pertinent information as the Administrator may reasonably require.

Article 8
Miscellaneous

8.1    Amendment and Termination of Agreement. This Agreement may be amended or terminated solely by a written agreement signed by the Bank and the Executive. However, this Agreement shall terminate upon the first to occur of (w) the Executive’s Separation from Service, (x) distribution of the death benefit proceeds in accordance with section 2.2 above, (y) termination of the Amended Salary Continuation Agreement or termination of the Executive’s entitlement to Amended Salary Continuation Agreement death benefits under Articles 3 or 5 of the Amended Salary Continuation Agreement, or (z) provided the Bank first gives notice to the Executive or the Executive’s transferee of the option, exercisable for a period of 60 days, to purchase the Policy under section 2.3, the Bank’s sale, surrender, or transfer of ownership of the Policy.

8.2    Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.

8.3    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.4    Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no succession had occurred.

8.5    Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.6    Entire Agreement. This Agreement and the Amended Salary Continuation Agreement constitute the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

8.7    Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.8    Headings. Headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.9    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the board of directors, Southern Community Bank and Trust, 4605 Country Club Road, Winston-Salem, North Carolina 27104.

In Witness Whereof, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date first written above.

Executive:	Bank:
Southern Community Bank and Trust

/s/ Jeff T. Clark	By:	/s/ F. Scott Bauer
Jeff T. Clark		F. Scott Bauer
	Its:	Chief Executive Officer

Agreement to Cooperate with Insurance Underwriting Incident to Internal Revenue Code section 1035 Exchange

I acknowledge that I have read the Endorsement Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.4 of the Endorsement Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Endorsement Split Dollar Agreement.

/s/ F. Scott Bauer	/s/ Jeff T. Clark
Witness	Jeff T. Clark